Contacts:	Media:	Joanna Lambert
212-640-9668
joanna.g.lambert@aexp.com

	Investors/Analysts:	Alex Hopwood
212-640-5495
alex.w.hopwood@aexp.com

FOR IMMEDIATE DISTRIBUTION

American Express Credit Corporation Launches

InterNotes® Retail Note Program

NEW YORK, August 25, 2008 – American Express Credit Corporation announced today that it has commenced an American Express Credit Corporation InterNotes® program.

American Express Credit Corporation InterNotes® are unsecured medium-term notes due nine months or more from the issue date for sale to retail investors and will generally be offered at par in $1,000 increments. American Express Credit Corporation InterNotes® provide individual investors a variety of rates, maturity dates and interest payment options.

Banc of America Securities LLC and Incapital LLC will act as joint lead managers and lead agents under the American Express Credit Corporation InterNotes® program.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy American Express Credit Corporation InterNotes®, which may be made only by means of a written prospectus and related prospectus supplement. American Express Credit Corporation InterNotes® will not be sold in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Copies of the prospectus and related prospectus supplement for the offering to which this communication relates may be obtained from the Securities and Exchange Commission website at www.sec.gov or Banc of America Securities LLC at 1-800-294-1322 (toll free) or Incapital LLC at 1-800-289-6689 (toll free).

American Express Credit Corporation is a wholly-owned subsidiary of American Express Travel Related Services Company, Inc., a wholly-owned subsidiary of American Express Company. American Express Company is a leading global payments and travel company founded in 1850.

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InterNotes® is a registered servicemark of Incapital LLC.